August 24, 2016      FOR IMMEDIATE RELEASE
Media Contact: Steve Hollister, 727.567.2824
Investor Contact: Paul Shoukry, 727.567.5133
raymondjames.com/media

RAYMOND JAMES FINANCIAL REPORTS JULY 2016 OPERATING DATA

ST. PETERSBURG, Fla. - In an effort to provide timely information to investors about general trends in our major business segments, we are releasing selected operating data for July 2016. Due to the limited nature of this data, a consistent correlation to earnings should not be assumed.

Total securities commissions and fees of $300.0 million increased 2 percent compared to July 2015 and were essentially flat compared to June 2016. The favorable year-over-year comparison was attributable to growth in the Private Client Group segment and Fixed Income division. Compared to the preceding month, the benefit derived from starting the quarter with higher assets in fee-based accounts was offset by lower transactional commissions in both the Private Client Group and Capital Markets segments.

Client assets under administration reached a record $548.2 billion, up 9 percent over July 2015 and 3 percent over June 2016. Financial assets under management also reached a new record of $74.0 billion, increases of 4 percent and 3 percent compared to July 2015 and June 2016, respectively. Growth in client assets was driven by successful retention and recruiting of financial advisors as well as market appreciation.

“Institutional fixed income commissions and trading profits remained solid in July,” said CEO Paul Reilly. “While investment banking revenues were soft during the month, the M&A and underwriting pipelines are healthy.”

Total net loans at Raymond James Bank of $14.6 billion grew 18 percent over last year’s July but declined 1 percent compared to the preceding month, as payoffs/paydowns exceeded originations during the month.

“Our long-term focus on serving advisors and their clients enabled us to achieve new records for both client assets under administration and financial assets under management, which should provide a tailwind for our future results,” Reilly said.

About Raymond James Financial, Inc.
Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 6,800 financial advisors serving in excess of 2.8 million client accounts in more than 2,800 locations throughout the United States, Canada and overseas. Total client assets are approximately $548 billion. Public since 1983, the firm has been listed on the New York Stock Exchange since 1986 under the symbol RJF. Additional information is available at www.raymondjames.com.
Forward-Looking Statements
Certain statements made in this press release may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects,” “forecasts,” and future or conditional verbs such as “will,” “may,” “could,” “should,” and “would,” as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the “SEC”) from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available on www.raymondjames.com and the SEC’s website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

	July 2016	July 2015	% Change	June 2016	% Change
	(20 business days)	(22 business days)		(22 business days)

Total securities commissions and fees (in mil.) (1)	$300.0	$293.0	2%	$299.4	—

Client assets under administration (in bil.)	$548.2	$504.0	9%	$534.5	3%

Private Client Group assets under administration (in bil.)	$519.4	$479.0	8%	$506.0	3%

Financial assets under management (in bil.) (2)	$74.0	$71.1	4%	$71.7	3%

Raymond James Bank total loans, net (in bil.)	$14.6	$12.4	18%	$14.8	(1)%

(1) Includes all securities commissions and fees generated by our financial advisors, both private client and institutional.
(2) This is the primary revenue driver for the asset management segment. Investment advisory fees are based on a percentage of assets at either a single point in time within the quarter, typically the beginning or end of a quarter, or the “average daily” balances of assets under management.